EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 21, 2016, relating to the financial statements and financial highlights which appears in Goldman Sachs Focused Growth Fund’s and Goldman Sachs Concentrated Growth Fund’s (two funds of the Goldman Sachs Trust) Annual Reports on Form N-CSR for the year ended August 31, 2016. We also consent to the references to us under the headings “Financial Highlights” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 21, 2017